Exhibit 3.54

AMENDED AND RESTATED OPERATING AGREEMENT

OF

OUTFRONT MEDIA SIGN ERECTORS LLC

This Amended and Restated Operating Agreement of Outfront Media Sign Erectors LLC (the “Company”), a New York limited liability company, is made and entered into as of November 20, 2014 by Sole Member, (the “Member”), in accordance with the terms of this Agreement and the New York Code (as hereinafter defined).

RECITALS

A. The Articles of Organization of the Company were filed with the New York Department of State on October 18, 1999, in accordance with the provisions of the New York Code, and subsequently amended on November 20, 2014.

B. The Company entered into its operating agreement on November 29, 1999 (“Operating Agreement”).

C. The Company made a first amendment to the Operating Agreement on April 5, 2004.

D. The Member desires to amend and restate, as set forth herein, the manner in which such limited liability company shall be governed and operated.

AGREEMENT

Intending to be legally bound hereby, the Member adopts this Amended and Restated Operating Agreement as the operating agreement of the Company.

ARTICLE I

DEFINITIONS

The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

“Agreement” shall mean this Amended and Restated Operating Agreement as originally executed and as amended from time to time.

“Capital Contribution” shall mean the total amount of money or the net fair market value of property contributed by the Member to the Company pursuant to the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean Outfront Media Sign Erectors LLC, a New York limited liability company.

“Distributable Cash” shall mean, with respect to any period, all cash (i) derived by the Company from normal business operations, (ii) received as proceeds from any Company financing, refinancing or other extraordinary event (including cash received from the sale of all or substantially all the Company’s property) or (iii) withdrawn from reserves during such period, minus (w) all expenses (other than depreciation and other similar noncash expenses) incurred incident to the normal operation of the Company’s business, (x) all capital expenditures made during such period, (y) all payments of principal and interest made during such period with respect to Company loans, including loans from the Member, and (z) all funds set aside during such period for the creation or addition to such reserves as the Member may elect.

“Fiscal Year” shall mean the annual accounting period specified in Article IX.1 hereof.

“Liquidating Trustee” shall mean the Member or such other Person appointed the Member to act in the capacity provided in Article X hereof.

“Membership Interest” shall mean the Member’s entire interest in the Company.

“New York Code” shall mean the Limited Liability Company Law of the New York Consolidated Laws, et. seq., as the same may be amended from time to time.

“Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of any such Person where the context so permits.

“Regulations” shall mean the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

ORGANIZATIONAL MATTERS

1. Name. The name of the Company is Outfront Media Sign Erectors, a New York limited liability company.

2. Business or Mailing Address of the Company. The principal place of business and mailing address of the Company is 405 Lexington Avenue, New York, NY 10174. The Company may locate its places of business and registered office at any other place or places as the Member may from time to time elect.

3. Registered Office and Registered Agent. The Company has designated the Secretary of State as the Company’s registered agent within the State of New York and has additionally designated Corporation Service Company as an additional party to act as its registered agent and such additional party’s address is 80 State Street, Albany New York, 12207-2543. The registered agent may be changed from time to time by filing a Certificate of Change with the New York Department of State pursuant to Section 211-A of the New York Code.

4. Term. The term of the Company commenced on the date the Articles of Organization were filed with the New York Department of State and shall continue until terminated in accordance with the provisions of this Agreement or the New York Code.

5. Tax Status. The Company shall be treated as an entity that is disregarded as an entity separate from its owner for federal income tax purposes pursuant to Regulations Section 301.7701-3.

ARTICLE III

BUSINESS OF COMPANY

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to engage in any lawful act or activity for which limited liability companies may be formed under the New York Code and to engage in any and all activities necessary or incidental to the foregoing.

ARTICLE IV

NAME AND ADDRESS OF THE MEMBER

The name and address of the Member is as follows:

Name	Address

OUTFRONT MEDIA VW COMMUNICATIONS LLC	405 Lexington Avenue, New York, NY 10174

ARTICLE V

CONTRIBUTIONS TO THE COMPANY

1. Third-Party Loans. In the event that the Member shall determine, at any time and from time to time, that the Company requires additional funds, the Member shall have the right to cause the Company to borrow additional funds from a third-party lender upon such terms and conditions as the Member may elect.

2. Member Loans. In the event the Company is unable or elects not to obtain any third-party loans or the Member determines that the Company requires funds in addition to any amounts borrowed under Article V.1 above, then the Member may make loans to the Company in such amounts and upon such terms and conditions as the Member may elect. Any loan made by the Member to the Company shall not be treated as a Capital Contribution for any purpose under this Agreement.

3. Additional Capital Contributions. The Member shall have the right to make additional Capital Contributions to the Company.

4. Withdrawal or Reduction of the Member’s Contributions to Capital.

a. The Member shall not receive out of the Company’s property any part of the Member’s Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay them.

b. The Member, irrespective of the nature of the Member’s Capital Contribution, has only the right to demand and receive cash in return for such Capital Contribution. The Member shall not be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein. The Capital Contribution of the Member shall not be considered as a liability of the Company.

ARTICLE VI

DISTRIBUTIONS

1. Distributions. The Distributable Cash of the Company shall be distributed to the Member at the times and in the aggregate amounts determined by the Member.

2. Dissolution. Notwithstanding Article VI.1 hereof, upon dissolution of the Company as provided in Article X.1 hereof, all distributions occurring thereafter shall be made in accordance with Article X.3.

3. Limitation Upon Distributions. No distributions shall be made to the Member if prohibited by the New York Code.

4. Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or other tax law with respect to any payment or distribution to the Member shall be treated as amounts distributed to the Member pursuant to this Article VI for all purposes under this Agreement.

ARTICLE VII

MANAGEMENT

1. Management. The business and affairs of the Company shall be managed by the Member in its capacity as the sole member of the Company. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

2. Liability for Certain Acts. The Member shall act in such a manner as the Member believes in good faith to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Member is not liable to the Company for any action taken in managing the business or affairs of the Company if the Member performs its duties in compliance with the standards contained in this Article VII.2 and the New York Code.

3. Bank Accounts. The Member may from time to time open bank accounts in the name of the Company.

4. Power and Authority of the Officers.

a. The Member may elect officers of the Company who shall have such powers as are usually exercised by comparably designated officers of a New York corporation and who shall have the power to bind the Company through the exercise of such powers to the extent consistent with their respective position, any applicable limits of authority and the terms hereof.

b. Officers, Titles, Elections, Term. If the Member chooses to elect officers, it may elect one or more officers, which may include, a President, one or more Vice

Presidents, a Treasurer and a Secretary, and such other officers as the Member shall deem advisable. The officers shall be elected by the Member to serve at its pleasure or otherwise as shall be specified by the Member at the time of such election and until their successors are elected and qualified. Two or more offices may be held by the same person concurrently.

c. Duties of Officers. Subject to the provisions of Article VII, Subsections 4.a. and 4.b. herein above stated, the officers of the Company, if elected, shall have the following duties:

(i) President. The President shall be the principal executive officer of the Company and, subject to the control of the Member, shall supervise and control all the business and affairs of the Company. He or she shall see that all orders and resolutions of the Member are carried into effect (unless any such order or resolution shall provide otherwise), and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Member from time to time.

(ii) Vice President. The Vice-President(s) shall have such powers and perform such duties as may from time to time be assigned to him or her by the Member or the President. At the request of the President, or in his or her absence or disability, a Vice President shall perform all duties of the President, and so acting, shall have all the powers of and be subject to all the restrictions placed upon the President.

(iii) Treasurer. The Treasurer shall: (1) have charge and custody of and be responsible for all funds and securities of the Company; (2) receive and give receipts for moneys due and payable to the Company from any source whatsoever; (3) deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected by resolution of the Member; (4) transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidence of indebtedness, or other securities now or hereafter standing in the name of or owned by the Company, and make, execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred; (5) exercise any or all rights and powers incident to the ownership of stock of any corporation in which the Company may own stock, and to execute on behalf of the Company a proxy or proxies empowering another or others to act as aforesaid; and (6) in general perform all duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Member. The Chief Financial Officer of the Company shall have all of the powers granted to the Treasurer under this Agreement.

(iv) Assistant Treasurer. In the absence or disability of the Treasurer, the Assistant Treasurer(s), if any shall be elected, shall perform the duties of the Treasurer, and so acting, shall have all of the powers of and be subject to all the restrictions placed upon the Treasurer; and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the President, by the Treasurer or by the Member.

(v) Secretary. The Secretary shall: (1) keep the minutes of the meetings of the Member and all committees, if any, of which a secretary shall not have been appointed, in one or more books provided for that purpose; (2) see that all notices are duly given in accordance with the provision of this Agreement and as required by law; (3) be custodian of the corporate records and of the seal of the Company and see that the seal of the Company is affixed to all documents, the execution of which on behalf of the Company under its seal, is duly authorized; (4)

keep a register of the post office address of each member which shall be furnished to the Secretary by such member; (5) have general charge of membership interest transfer books of the Company; and (6) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the President or by the Member.

(vi) Assistant Secretary. In the absence or disability of the Secretary, the Assistant Secretary(s), if any shall be elected, shall perform the duties of the Secretary, and so acting, shall have all of the powers of and be subject to all the restrictions placed upon the Secretary; and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the President, by the Secretary or by the Member.

6. Delegation.

a. Delegation by Member. The Member may delegate such general or specific authority to the officers of the Company as it from time to time shall consider desirable, and the officers of the Company may, subject to any limitations imposed by the Member or any other applicable limits of authority imposed by the Company’s publicly-traded parent corporation, exercise the authority granted to them.

b. Delegation by Officers. Each of the elected officers of the Company at the level of Vice President or above, if such officers are elected, may delegate his or her respective signature authority granted by resolution of the Member by a writing (i) specifying the scope of the authority being delegated by the writing, (ii) identifying the delegate either by name or as the incumbent of a position, and (iii) advising the delegate that (a) he or she will have no authority to redelegate the signature authority being delegated, unless the Member, specifically allows the officer or officers the authority to redelegate the signature authority being delegated, and (b) none of the authority that may be granted under this provision will constitute a delegation of, or change in, the limits of authority otherwise imposed on the specified officers or delegates or in any manner be permitted to operate in derogation of such limits of authority.

7. Indemnity of Members, Officers, and Other Agents. The Company shall, to the fullest extent permitted by the New York Code, indemnify any and all persons (and his or her heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that he or she is or was a director, manager, member, or officer of the Company, or is or was serving at the request of the Company as a stockholder, director, manager, member, officer, partner, trustee, employee, or agent of another company, partnership, joint venture, trust or other enterprises, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. For purposes of this section, references to “other enterprises” shall include employee benefit plans, references to “other matters” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a member, officer, employee or agent of the Company which imposes duties on, or involves services by, such member, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

8. Compensation. The Member shall not be entitled to compensation for actions taken on behalf of the Company; however, the Member shall be reimbursed for all reasonable expenses incurred on behalf of the Company.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBER

1. Limitation on Liability. The Member’s liability shall be limited as set forth in this Agreement, the New York Code and other applicable law.

2. No Liability for Company Obligations. The Member shall have no personal liability for any debts or losses of the Company beyond the Member’s Capital Contribution, except as provided by Section 508 of the New York Code or other applicable law, relating to liability for wrongful distributions.

ARTICLE IX

ACCOUNTING AND TAX MATTERS

1. Accounting Period. The Company’s annual accounting period shall be the calendar year.

2. Tax Returns. The Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

ARTICLE X

DISSOLUTION AND TERMINATION

1. Dissolution. The Company shall be dissolved upon the election of the Member, the dissolution or bankruptcy of the Member, or as otherwise provided under Section 701 of the New York Code.

2. Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the New York Code.

3. Winding Up, Liquidation and Distribution of Assets.

a. Upon dissolution of the Company, no further business shall be conducted by the Company except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets pursuant to the provisions of this Section. The Member shall act as the Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

b. Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Member all or any portion of the Company’s assets in kind.

c. All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i)	First, to the creditors of the Company;

(ii)	Second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company;

(iii)	Third, to the Member.

4. Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Dissolution shall be executed and filed with the New York Department of State in accordance with Section 705 of the New York Code.

ARTICLE XI

MISCELLANEOUS PROVISIONS

1. Application of New York Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of New York, and specifically the New York Code.

2. Amendments. Any amendment to this Agreement shall be made in writing and signed by the Member.

3. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

4. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

6. Waiver. No provision of this Agreement will be deemed to have been waived except if such waiver is contained in a written instrument executed by the party against which such waiver is to be enforced, and no such waiver will be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against the other parties hereto.

7. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

8. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by the undersigned as of the date first written above.

OUTFRONT MEDIA VW COMMUNICATIONS LLC

By:	/s/ Richard H. Sauer
	Name:	Richard H. Sauer
	Title:	Executive Vice President, General Counsel & Secretary